Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845-4251

FOR IMMEDIATE RELEASE:

Endocyte Reports First Quarter 2012 Financial Results and Operations Update

West Lafayette, Ind., May 10, 2012 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy, today announced financial results for the first quarter ending March 31, 2012, and provided an operational update.

“We achieved several critical milestones during the first quarter of the year, outlining specific plans to advance our lead SMDC, vintafolide, toward regulatory filings in the EU and the U.S., and establishing a global collaboration with Merck, which will accelerate and expand development of vintafolide and will allow us to build a commercial organization,” said Ron Ellis, Endocyte’s president and chief executive officer. “We are now aggressively moving forward with preparing the EU marketing authorization applications, enrolling our clinical trials in ovarian and non-small cell lung cancer, and beginning to work with Merck on vintafolide development and commercial activities.”

Recent Highlights

•	Confirmed plans for third quarter 2012 filing of EU conditional marketing authorization applications for vintafolide and etarfolatide for the treatment of folate receptor positive platinum-resistant ovarian cancer (PROC) following discussions with EU health authorities

•	Vintafolide and etarfolatide granted orphan drug status by the European Commission

•	Actively recruiting patients in both PROCEED Phase 3 trial in PROC and TARGET Phase 2b trial in non-small cell lung cancer (NSCLC)

•	Announced exclusive worldwide agreement with Merck to develop and commercialize vintafolide

•	Endocyte received $120 million upfront payment in May 2012 and is eligible for additional development, regulatory and commercial milestone payments of up to $880 million; Hart-Scott-Rodino clearance has been obtained

•	Endocyte retained co-promotion rights for vintafolide with Merck in the U.S., while Merck has exclusive promotion rights in the rest of world

•	Following potential regulatory approval, Endocyte will receive equal profit share in the U.S. and double digit percentage royalties on sales in the rest of the world

•	Endocyte retained global rights to develop and commercialize the companion diagnostic imaging agent, etarfolatide

•	Endocyte will continue to be responsible for the execution of the Phase 3 PROCEED and Phase 2b TARGET trials

•	While Endocyte has responsibility for funding the majority of the Phase 3 PROCEED trial, Merck is responsible for funding a portion of that trial’s costs as well as the costs of all other development activities for vintafolide

•	Merck has committed to develop vintafolide in multiple additional indications

First Quarter Financial Results

Endocyte reported a net loss for the first quarter of 2012 of $9.8 million, or $0.27 per basic and diluted share, compared to $7.2 million, or $0.43 per basic and diluted share, for the same period in 2011. Weighted average common shares outstanding increased to approximately 36 million in the first quarter of 2012 from approximately 17 million in the same period last year as a result of the conversion of preferred stock and the completion of the public offerings in 2011.

Research and development expenses for the first quarter of 2012 were $6.4 million, compared to $4.4 million for the same period in 2011. The increase was driven by manufacturing costs related to the preparation of the EU marketing applications for vintafolide and etarfolatide, including process and method validations for both products.

General and administrative expenses for the first quarter of 2012 were $3.1 million, compared to $2.1 million for the same period in 2011. The increase in expenses was the result of an increase in legal fees associated with obtaining patent and trademark rights, professional fees associated with being a public company and an increase in compensation expenses.

Interest expense was $0.3 million in the first quarter of 2012 compared to $0.7 million in the first quarter of 2011. The company’s average debt balances were $12.9 and $19.9 million for the first quarters of 2012 and 2011, respectively.

Cash, cash equivalents and short-term investments were $117.9 million at March 31, 2012, compared to $128.1 million at December 31, 2011. The decrease was attributable to cash disbursements for operations. Including the upfront payment received in May from Merck under the terms of the collaboration, Endocyte currently has a pro forma cash balance of approximately $238 million.

Financial Guidance

With the anticipated achievement of development and regulatory milestones related to vintafolide, this cash position is expected to be sufficient to fund operations until the company becomes profitable. Endocyte anticipates operating expense growth for the full year 2012 compared to 2011 of no more than 12 percent.

“The agreement with Merck will relieve us of considerable expenses we would have otherwise incurred in the development of vintafolide,” said Mike Sherman, Endocyte’s chief financial officer. “This, along with the upfront cash received, will provide additional flexibility to bring our pipeline forward more quickly and prepare for potential commercial activities in the EU.”

Upcoming Milestones

•	File EU conditional marketing authorization applications in the third quarter of 2012

•	Anticipated Johnson & Johnson restoration of Doxil supply in second half of 2012

•	Data from human study of prostate-specific membrane antigen diagnostic imaging agent (EC0652) in second half of 2012

•	Initiation of clinical trial of folate targeted tubulysin therapeutic in first half of 2013

Conference Call

Endocyte management will host a conference call today at 4:30pm EDT.

U.S. and Canadian participants International	(877) 263-3108 (253) 237-1176

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 6:30 PM EST on May 10, until midnight EDT on May 17, 2012. To access the replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International) and reference the conference ID 77259204. Additionally, the webcast will be recorded and available on the company’s website for two weeks following the call.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

Forward Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including any conditional marketing authorization from the EMA, initiation of future clinical trials, future availability of Doxil, data availability from ongoing and future clinical trials, and the company’s expectations for its 2012 financial outlook and sufficiency of its cash position. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of Doxil, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks associated with the receipt of milestone payments under the Merck collaboration, risks related to the safety and efficacy of the company’s product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months
	Ended March 31,
	2011	2012
Revenue:
License fees	$—	$—

Total Revenue	—	—
Costs and expenses:
Research and development	4,439	6,417
General and administrative	2,074	3,094

Total costs and expenses	6,513	9,511

Loss from operations	(6,513)	(9,511)
Interest income	19	13
Interest expense	(698)	(347)
Other income, net	3	75

Net loss	$(7,189)	$(9,770)

Net loss per share – basic and diluted	$(0.43)	$(0.27)

Weighted average number of common shares used in net loss per share – basic and diluted	16,907,823	35,798,530

Endocyte, Inc.
Balance Sheets
(in thousands, except per share amount)

	As of	As of
	December 31,	March 31,
	2011	2012
		(unaudited)
Assets
Cash, cash equivalents and short-term investments	$128,085	$117,887
Other assets	3,590	4,512

Total assets	$131,675	$122,399

Liabilities and stockholders’ equity
Current liabilities	$5,470	$6,072
Long-term debt, net of current portion	12,833	11,827
Total stockholders’ equity	113,372	104,500

Total liabilities, convertible preferred stock and stockholders’ equity	$131,675	$122,399